Exhibit 99.1

Court Denies FTC’s Request for Stay Pending Appeal;
Whole Foods Market and Wild Oats Markets
Legally Cleared to Proceed with Merger

(Austin, TX and Boulder, CO., August 23, 2007) - Whole Foods Market, Inc. (NASDAQ: WFMI) and Wild Oats Markets, Inc. (NASDAQ: OATS) today have announced they are now legally cleared to proceed with their merger as the U.S. Court of Appeals for the District of Columbia has denied the FTC’s request for a stay to preclude the closing of the merger pending the FTC's appeal and has dissolved the August 20, 2007 administrative injunction, which had prevented the transaction from going forward while the court considered the FTC’s motion.

“We are pleased to have cleared what we expect to be our last legal hurdle,” said John Mackey, Chairman, CEO, and co-founder of Whole Foods Market.  “We look forward to closing this merger and believe the synergies gained from this combination will create long-term value for our customers, vendors and shareholders as well as exciting opportunities for our new and existing team members.”

Whole Foods Market’s tender offer to purchase outstanding shares of common stock of Wild Oats expires Monday, August 27, 2007, at 5:00 p.m., Eastern Time.

On February 21, 2007, Whole Foods Market entered into a merger agreement with Wild Oats, pursuant to which Whole Foods Market, through a wholly-owned subsidiary, has commenced a tender offer to purchase all of the outstanding shares of Wild Oats at a purchase price of $18.50 per share in cash. On June 6, 2007, the FTC filed a suit in the federal district court to block the proposed acquisition on antitrust grounds and seeking a temporary restraining order and preliminary injunction pending a trial on the merits.  Whole Foods Market and Wild Oats consented to a temporary restraining order pending a hearing on the preliminary injunction, which concluded on August 1, 2007. On August 16, 2007, the U.S. District Court for the District of Columbia denied the FTC's motion for a preliminary injunction. In order to permit an orderly review by the District Court and the Court of Appeals, Whole Foods and Wild Oats agreed not to consummate the transaction until noon on Monday, August 20, 2007 in order to permit the FTC to have an opportunity to request a stay of the District Court’s decision pending appeal. On August 17, 2007, the FTC filed with the District Court a motion for a stay pending appeal, which was denied the same day. The FTC also filed a motion with the U.S. Court of Appeals for the District of Columbia for a stay pending appeal the District Court’s order. On August 20, 2007, the United States Court of Appeals for the District of Columbia Circuit issued an administrative injunction preventing the transaction from going forward, pending further order of the Court of Appeals, in order to allow the court sufficient opportunity to review the FTC’s motion.

Whole Foods Market, Inc.     550 Bowie Street     Austin, Texas 78703
512.477.5566 fax 512.482.7204
http://www.wholefoodsmarket.com

For further information, please contact:

Whole Foods Market
Investor Contact - Cindy McCann, 512.542.0204
Media Contact - Kate Lowery, 512.542.0390

Wild Oats Markets
Investor and Media Contact - Sonja Tuitele, 303.396.6984

About Whole Foods Market:
Founded in 1980 in Austin, Texas, Whole Foods Market(R) is a Fortune 500 company and one of the leading retailers of natural and organic foods. The Company had sales of $5.6 billion in fiscal year 2006 and currently has 197 stores in the United States, Canada and the United Kingdom.

About Wild Oats Markets:
Wild Oats Markets, Inc. is a nationwide chain of natural and organic foods markets in the U.S. and Canada. With more than $1.2 billion in annual sales, Wild Oats currently operates 109 natural food stores in 23 states and British Columbia, Canada. The Company's markets include: Wild Oats Marketplace, Henry's Farmers Market, Sun Harvest and Capers Community Markets. For more information, please visit Wild Oats’ website at www.wildoats.com.

The following constitutes a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, which could cause our actual results to differ materially from those described in the forward looking statements. These risks include but are not limited to general business conditions, the timely development and opening of new stores, the impact of competition, and other risks detailed from time to time in the Company's SEC reports, including the reports on Form 10-K for the fiscal year ended September 24, 2006. Whole Foods Market undertakes no obligation to update forward-looking statements.

Securities Law Disclosure: The description contained herein is neither an offer to purchase nor a solicitation of an offer to sell shares of Wild Oats Markets, Inc. Whole Foods Market, Inc. and WFMI Merger Co. have filed with the Securities and Exchange Commission a tender offer statement on Schedule TO and certain amendments thereto, and have mailed an offer to purchase, forms of letter of transmittal and related documents to Wild Oats' stockholders. Wild Oats has filed with the Securities and Exchange Commission, and has mailed to Wild Oats' stockholders, a solicitation/recommendation statement on Schedule 14D-9 with respect to the tender offer. These documents contain important information about the tender offer, including the terms of the tender offer, and stockholders of Wild Oats are urged to read them carefully. Stockholders of Wild Oats may obtain a free copy of these documents and other documents filed by Wild Oats or Whole Foods Market with the Securities and Exchange Commission at the website maintained by the Securities and Exchange Commission at http://www.sec.gov or by contacting the information agent for the tender offer, Georgeson Inc., at (212) 440-9800 or (866) 313-2357 (toll free), or the dealer manager for the tender offer, RBC Capital Markets Corporation, at (415) 633-8668 or (800) 777-9315 x8668 (toll free).

Whole Foods Market, Inc.     550 Bowie Street     Austin, Texas 78703
512.477.5566 fax 512.482.7204
http://www.wholefoodsmarket.com